Exhibit 99.1

MCEWEN MINING ANNOUNCES RECORD Q3 2015 PRODUCTION

TORONTO, Oct. 27, 2015 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to announce record total production for the third quarter, and the first nine months of 2015, of 43,390 and 115,988 gold equivalent ounces(1) respectively. The star performer during the quarter was the El Gallo Mine.

Highlights

•                  Total Q3 2015 production was of 43,390 gold equivalent ounces(1), an increase of 54% over Q3 2014.

•                  For the first nine months of 2015, total production was 115,988 gold equivalent ounces, an increase of 34% over the same period in 2014.

•                  Total production for the year is expected to be 150,000 gold equivalent ounces.

•                  Q3 2015 represents the fourth consecutive quarter of record production at the El Gallo Mine with a total of 19,558 gold equivalent ounces.

•                  El Gallo Mine now forecast to produce 62,000 gold equivalent ounces in 2015.

El Gallo Mine, Mexico — An Exceptional Quarter

Production in Q3 2015 was higher at 19,558 gold equivalent ounces as a result of higher grade ore being mined and placed on the leach pad in Q2 and Q3, and continued strong operational performance (see Fig. 1). In the first nine months of 2015, El Gallo produced 52,270 gold equivalent ounces, compared to 24,320 gold equivalent ounces during same period in 2014. Full year guidance for El Gallo was revised higher in September to 62,000 gold equivalent ounces.

San José, Argentina (49%(2)) - Meeting Guidance, Higher Production

Our attributable production from San José in Q3 was 12,201 gold ounces and 872,273 silver ounces, or 23,832 gold equivalent ounces. Compared to Q3 2014, gold and silver production was up 8% and 16% respectively (see Fig. 2). Full year guidance for San José remains at 46,500 gold ounces and 3.1 million silver ounces, or 88,000 gold equivalent ounces.

Financial Results

Operating costs for Q3 2015 will be released with the Quarterly Financial Statements on November 5th, 2015.

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Figure 1 – El Gallo Mine Production

Figure 2 – San José Mine Production

Footnotes:

(1)  ‘Gold Equivalent Ounces’ are calculated based on a 75:1 gold to silver ratio.

(2)  The San José Mine is 49% owned by McEwen Mining Inc. and 51% owned and operated by Hochschild Mining plc.

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About McEwen Mining (www.mcewenmining.com)

McEwen Mining has an ambitious goal of qualifying for inclusion in the S&P 500 index by creating a high growth gold/silver producer focused in the Americas. McEwen Mining’s principal assets consist of the San José mine in Santa Cruz, Argentina (49% interest), the El Gallo Mine and El Gallo 2 project in Sinaloa, Mexico, the Gold Bar project in Nevada, USA, and the Los Azules copper project in San Juan, Argentina.

McEwen Mining has an aggregate of 300.5 million shares of common stock outstanding and issuable upon the exchange of the exchangeable shares. Rob McEwen, Chairman and Chief Owner, owns 25% of the shares of McEwen Mining (assuming all outstanding Exchangeable Shares are exchanged for an equivalent amount of Common Shares).

RELIABILITY OF INFORMATION REGARDING THE SAN JOSÉ MINE

Minera Santa Cruz S.A., the owner of the San José Mine, is responsible for and has supplied to the Company all reported results from the San José Mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

TECHNICAL INFORMATION

The technical contents of this news release has been reviewed and approved by Nathan M. Stubina, Ph.D., P.Eng., FCIM, Managing Director and a Qualified Person as defined by Canadian Securities Administrator National Instrument 43-101 “Standards of Disclosure for Mineral Projects”.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.’s estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, risk of delisting from a public exchange, and other risks. The Company’s dividend policy will be reviewed periodically by the Board of Directors and is subject to change based on certain factors such as the capital needs of the Company and its future operating results. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

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The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

CONTACT INFORMATION:

Mihaela Iancu	Christina McCarthy	150 King Street West
Investor Relations	Director of Corporate Development	Suite 2800,P.O. Box 24
(647) 258-0395 ext 320	(647) 258-0395 ext 390	Toronto, Ontario, Canada
info@mcewenmining.com	corporatedevelopment@mcewenmining.com	M5H 1J9
(866) 441-0690

Website	Facebook	Twitter
www.mcewenmining.com	facebook.com/mcewenrob	twitter.com/mcewenmining

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